CNL STRATEGIC CAPITAL 8-K

Exhibit 10.1

Revolving LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Loan Agreement” or “Agreement”) is made this 24th day of August, 2022 (“Effective Date”), by and among CNL STRATEGIC CAPITAL B, INC., a corporation existing under the laws of the State of Delaware with its principal place of business at 450 S. Orange Ave., Orlando, FL 32801 (“Borrower”), FIRST HORIZON BANK, a Tennessee banking corporation, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103 (“Bank”).

Recitals of Fact

Borrower has requested that the Bank commit to make loans and advances and extensions of credit to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of Fifty Million and NO/100 Dollars ($50,000,000.00) (“Committed Amount”). The Bank has agreed to make such loans and advances and extensions of credit on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

Agreements

SECTION One:	DEFINITIONS AND ACCOUNTING TERMS

For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:

“Accounts” shall mean all amounts owed to the Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of the Borrower’s trade or business.

“Authorization” shall mean that certain Authorization Re: Electronic Banking Instructions, executed by the Borrower dated of even date, as same may be amended from time to time.

“Authorized Agent” shall be those persons designated as Authorized Agents under the Authorization which as of the Effective Date is Tammy Tipton, or any such other person as may, from time to time, be designated as an Authorized Agent from Borrower to the Bank, by written notice executed by a duly authorized officer(s) of such party.

“Bank Product Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or Guarantor to the Bank, of every kind, nature and description arising under or in respect of any Bank Product (including arising under or in respect of any guaranty thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated.

“Bank Products” means any of the following that the Bank provides to, or enters into with, the Borrower or Guarantor: (a) any deposit, lockbox, Cash Management Services, or other cash management arrangement; (b) any credit cards, purchase cards and/or debit cards; and (c) any other product, service or agreement pursuant to which the Borrower or Guarantor may be indebted to the Bank.

“Base Rate” means the base commercial rate of interest established from time to time by Bank.

“Board of Directors” shall mean the applicable governing body for the Borrower or Guarantor, as the case may be.

“Broker-Dealers” shall mean those Persons meeting the definition in Section 3(a)(4)(A) and (5)(A) of the Securities Exchange Act of 1934.

“Business Day” means a banking business day of the Bank; provided that, when used in connection with the calculation or determination of 1-Month Term SOFR, the term “Business Day” means any day except for Saturday, Sunday or a day in which the Securities Industry and Financial Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capital Expenditure” means any expenditure for the acquisition of any asset, tangible or intangible, which under GAAP is deemed a capital asset, including, without limitation, real estate, buildings, fixtures, machinery, equipment, and furniture, and including the acquisition by a lease which under GAAP must be treated as a capital asset.

“Cash Management Services” means any services provided from time to time by the Bank to Borrower or Guarantor in connection with the operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Control” means the occurrence of any of the following: (a)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Properties or assets of Guarantor and its subsidiaries taken as a whole or the Borrower and its subsidiaries taken as a whole to any Person; or (b) the adoption of a plan relating to the liquidation or dissolution of Guarantor or the Borrower; or (c) the consummation of any transaction or a series of transactions (including, without limitation, any sale, merger, or consolidation), the result of which is that any Person other than existing members of Guarantor becomes (i) a member of Guarantor, directly or indirectly, owning 50% or more of the issued and outstanding Equity Interests, or (ii) a controlling member, directly or indirectly, of Guarantor; or (e) Guarantor ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date set out in the first paragraph of this Loan Agreement.

“Collateral” shall mean any and all Property personal, tangible or intangible, now or at any time hereafter pledged as security for the payment of the Loan, including without limitation the Pledged Account and Subscription Agreement Funds.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Contract Rate” shall mean the Index plus the Margin.

“Default” shall mean the occurrence of any event, circumstance, or condition which constitutes, or would, with the giving of notice, lapse of time, or both, constitute an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) per annum equal to the Maximum Rate.

“Equipment” means furniture, furnishings, fixtures, machinery, tools and equipment of every kind and nature, movable and immovable, wherever located, and all parts thereof and replacements, additions and accessions thereto.

“Equity Interests” means (a) in the case of a corporation, capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; (e) another other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Escrow Agent” shall mean UMB Bank, N.A.

“Event of Default” has the meaning assigned to that phrase in Section Eight.

“Expense Support Agreement” means that certain Amended and Restated Expense Support and Conditional Reimbursement Agreement dated February 7, 2018 by and among Guarantor, CNL Strategic Capital Management, LLC and Levine Leichtman Strategic Capital, LLC, and any amendments thereto.

“Floor” means a rate of interest equal to zero percent (0%);

“Flow of Subscription Agreement Funds” shall mean only the following flow of funds: (a) the Subscription Agreement Funds are raised by Broker-Dealers on behalf of Guarantor, (b) the Transfer Agent facilitates the transfer and deposit of the Subscription Agreement Funds to the Escrow Agent pending receipt of an escrow disbursement direction from Guarantor, (c) the Guarantor directs disbursement of the Subscription Agreement Funds, and (d) the Subscription Agreement Funds are wired by the Escrow Agent into the Pledged Account at the Bank or to CNL Securities Corp. to the extent of the Sales Load.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

“Government Contract” means a contract for the manufacture and sale of goods to a Governmental Entity.

“Governmental Entity” means the United States of America, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.

“Guaranty” shall mean that certain Guaranty Agreement between Guarantor and Bank, in addition to any and all guaranty agreements at any time executed by the Guarantor, for the purpose of guaranteeing the indebtedness and obligations of the Borrower to the Bank, including the respective guaranty agreement(s), of even date herewith, as each may be amended, restated, or modified from time to time.

“Guarantor” shall mean CNL STRATEGIC CAPITAL, LLC, a Delaware limited liability company, and any other Person who executes a guaranty agreement in connection with the Loan.

“Hazardous Substances” shall mean and include all hazardous and toxic substances, wastes and materials, any pollutants or contaminants (including, without limitation, asbestos and raw materials which include hazardous constituents), and any other similar substances or materials which are included under or regulated by any local, state or federal law, rules or regulations pertaining to environmental regulation, contamination or clean-up, including, without limitation, “CERCLA,” “RCRA” or State Lien or superlien or environmental clean-up statutes (all such laws, rules and regulations being referred to collectively as “Environmental Laws”).

“Index” means the greater of (a) 1-Month Term SOFR (or any Successor Rate pursuant to Section 2.11), and (b) the Floor.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intercompany Loan(s)” mean those ledger-documented loans made by Borrower to any current or future wholly-owned subsidiary of Guarantor from time to time for the purpose of portfolio company loans or acquisitions, without notice to or consent of the Bank, provided however, that the Borrower shall not make Intercompany Loans with proceeds of any advance by Bank under the Note without satisfying the processes and procedures outlined in Section 6.23 of this Agreement.

“Interest Payment Date” means the earliest of (i) the last day of each Interest Rate Period, provided that for any Interest Payment Date that is not a Business Day, the Interest Payment Date shall be extended to the next succeeding Business Day, (ii) in the event of any repayment or prepayment of such Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, and (iii) the Principal Maturity Date.

“Interest Rate Change Date” shall be the first day of each Interest Rate Period.

Interest Rate Period” means the period beginning on the date of the Note and ending on the numerically corresponding day that is 1 month thereafter until the Principal Maturity Date.

“Letter of Credit” means any Letter of Credit issued by the Bank pursuant to any Reimbursement Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and including, but not limited to, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower and Guarantor, as the case may be, shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, lease, financing lease or other arrangement pursuant to which title to the Property has been retained by or is vested in some other Person.

“Loan” means the aggregate of (i) unpaid Loan advances from time to time outstanding pursuant to the provisions of this Loan Agreement; (ii) the sum of the face amount of outstanding Letters of Credit, if any, issued by the Bank pursuant to the provisions hereof (and the obligations of the Borrower with respect thereto, as set forth in the Reimbursement Agreements, if any, executed in connection with such Letters of Credit); and (iii) outstanding acceptances of Bank, arising pursuant to any such Letters of Credit. Unless the context shall otherwise require, the terms “extensions of credit” and “indebtedness,” when used in connection with this Loan, shall also include outstanding Letters of Credit and drafts accepted pursuant thereto, as well as loan advances disbursed to the Borrower.

“Loan Agreement” means this Revolving Loan Agreement between the Borrower and the Bank, as same may be modified or amended from time to time.

“Loan Documents” means this Loan Agreement, the Note, the Guaranty, the Authorization, and the Security Documents, as same may be amended, modified or restated, and any other document executed in connection with the Loan prior to and after the Effective Date.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower.

“Margin” means two and three-fourths percent (2.75%).

“Maximum Rate” means the maximum effective variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

“Net Asset Value” means the total net asset value of Guarantor as shown on the most recently filed 8-K, 10-K or 10-Q (as applicable) of the Guarantor announcing the net asset value as of the end of the reporting period for the 8-K, 10-K, or 10-Q respectively.

“Note” means the revolving credit note of the Borrower dated of even date herewith in the principal amount of Fifty Million and NO/100 Dollars ($50,000,000.00), executed by the Borrower to the order of the Bank, which evidences the Loan, as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the Loan in whole or in part, and any renewals, modifications or extensions thereof, in whole or in part.

“Obligations” shall mean any and all Loans, all indebtedness and obligations under the Note, any Bank Product Obligations, Letters of Credit, Reimbursement Agreements, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower or Guarantor to Bank and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower or Guarantor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Bank.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Encumbrances” shall mean and include:

(a)	Liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings;

(b)	workmen’s, vendors’, mechanics’ and materialmen’s Liens and other Liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the Properties subject thereto and affected thereby;

(c)	Liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations;

(d)	any Liens and security interests specifically listed and described in Exhibit “A” hereto attached;

(e)	With respect to any Target Acquisition Company or Portfolio Company, any loans issued by Guarantor or any subsidiary of Guarantor, or any other party; and

(f)	such other Liens and encumbrances to which Bank shall consent in writing.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated of even date herewith, executed by the Borrower in favor of the Bank, as same may be amended, modified or restated from time to time.

“Pledged Account” shall mean that certain Pledge and Security Agreement, dated of even date herewith, executed by the Borrower in favor of the Bank, as same may be amended, modified or restated from time to time.

“Portfolio Company(ies)” shall mean a company which Guarantor previously identified as a Target Investment Company for equity in or loans to such company, whether prior to or after the Effective Date hereof, and which Guarantor either acquired an interest in or extended a loan thereto, all in connection with Guarantor’s business.

“Principal Maturity Date” shall mean with respect to each advance made under the Note, the day that is 180 days from the date such principal was advanced to the Borrower.

“Property(ies)” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible owned by Borrower or Guarantor.

“Qualified ECP” means an obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Reimbursement Agreement” means a letter of credit application and agreement entered into between the Bank and Borrower, pursuant to which the Bank has issued or will issue one or more Letters of Credit for the benefit of a creditor of the Borrower, securing payment to said creditor of amounts owed by the Borrower in connection with the purchase by and shipment of goods to Borrower or Guarantor, such Reimbursement Agreement to contain such terms and conditions as the Bank may require.

“Related Person” shall mean any Person (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower or Guarantor; or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the Equity Interests of Borrower or Guarantor; or (c) five percent (5%) or more of the Equity Interests of which is beneficially owned or held by Borrower or Guarantor. For the purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

“Sales Load” shall mean the commissions and other fees paid to Broker Dealers and registered investment advisors raising Subscription Agreement Funds on behalf of the Guarantor.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Security Documents” shall mean the Pledge Agreement and any and all other Loan Documents which secure the Obligations.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator) on the applicable Bloomberg screen page at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day (or such other commercially available source providing such quotations as may be designated by Bank from time to time).

“State” means any state within the United States of America.

“Subscription Agreement Funds” shall mean those funds raised by, for the benefit of, or on behalf of Guarantor or any Related Person or affiliate thereof for equity in or loans to Target Acquisition Companies by broker dealers or other fiduciaries to be deposited with Escrow Agent, less amounts retained by transfer agents, paid to placement agents, or similar amounts deducted in the ordinary course of such transactions. During any period of the Term in which principal is outstanding on the Loan, the Subscription Agreement Funds shall be transferred pursuant to the Flow of Subscription Agreement Funds.

“Target Acquisition Company(ies)” shall mean a company identified by Guarantor as a potential investment target for equity in or loans to such company, in connection with Guarantor’s business.

“1- Month Term SOFR” means for any Interest Rate Period a rate per annum equal to the Term SOFR Screen Rate that is two (2) Business Days prior to each Interest Rate Change Date.

“Transfer Agent” means DST Systems, Inc., a Delaware corporation.

“Term SOFR Screen Rate” means the forward looking term secured overnight financing rate for the corresponding Interest Rate Period administered by CME Group Benchmark Administration Ltd (or a successor administrator of Term SOFR) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time).

“Termination Date” shall mean the three hundred and sixty days (360) from the Effective Date, unless such date is extended pursuant to the provisions of Section 9.12 hereof, in which event such extended date shall be the Termination Date.

“Total Liabilities” shall mean the liabilities of the Borrower determined in accordance with GAAP plus the face amount of any outstanding Letters of Credit issued under any Reimbursement Agreement or otherwise, minus the amount of indebtedness owed by the Borrower to any Person which indebtedness has, by formal binding agreement (in form and substance satisfactory to Bank), has been deferred and subordinated in priority of payment to the indebtedness and obligations of Borrower to Bank.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

SECTION Two:	COMMITMENT AND FUNDING

2.1         The Commitment. Subject to the terms and conditions herein set out, the Bank agrees and commits, from time to time, from the Closing Date until the Termination Date, to make loan advances to the Borrower and to issue Letters of Credit for the benefit of Borrower’s creditors to finance short-term mismatches in cash flow related to capital raises and portfolio company acquisition all in an aggregate principal amount not to exceed, at any one time outstanding, Fifty Million and NO/100 Dollars ($50,000,000.00).

2.2         Funding the Loan; Extending Credit. Each loan advance hereunder shall be made upon written request by an Authorized Agent of the Borrower (which may be made by facsimile, by pdf (portable document format) or other electronic means and shall be made (a) in accordance with terms of the Loan Documents, including without limitation, the procedures set forth in Section 6.24, and (b) by depositing the same to the checking account of the Borrower in Bank, or in such other manner as the Borrower and Bank may, from time to time, agree.

Borrower agrees that the Bank shall have no liability or responsibility to identify any party who makes any electronic submission for any of said banking transactions; but the Bank shall be fully and completely protected in acting upon any such electronic submission made by any party who identifies himself as one of the Authorized Agents of the Borrower. Any electronic submission shall be by internet e-mail or by facsimile and shall be deemed to have been made and certified by an Authorized Agent by the applicable method as follows: (i) if the e-mail received by the Bank shows it was sent from the Authorized Agent’s e-mail address as set forth herein, or (ii) if the facsimile sent to the Bank is signed by the Authorized Agent. Extensions of credit upon the Loan may also be made by Bank’s issuance of a Letter of Credit in accordance with a Reimbursement Agreement between the Bank and the Borrower. Any payments made by Bank with respect to a Letter of Credit issued for the benefit of the Borrower shall be added to the unpaid principal balance of the Note, unless the Borrower, concurrently with or prior to the payment of such Letter of Credit, pays to the Bank the amount of such Letter of Credit.

In addition, the deposit account Borrower maintains with Bank may be automatically and daily debited any Subscription Agreement Funds which may be applied by the Bank to the payment of the Loan. Borrower hereby irrevocably authorizes Bank to charge any deposit account of the Borrower with the Bank for the purpose of paying any principal or interest on the Loans, for purposes of paying any reimbursement obligations under any Reimbursement Agreement in connection with Letters of Credit and any related credit support for Letters of Credit, fees, premiums, other fees and expenses, and other sums payable hereunder, including reimbursing expenses pursuant to this Agreement and agrees that all such amounts charged shall constitute Revolving Loans and that all such Revolving Loans so made shall be deemed to have been requested by Borrower pursuant to Section 2.2 hereof.

2.3         The Note and Interest.

(a)         The Note. All advances with respect to the Loan shall be evidenced by the Note. Except as otherwise set forth herein or in the Note, the principal amounts advanced pursuant to the Loan shall be due and payable on the Principal Maturity Date, provided however, that Bank shall have the right to pay outstanding principal and accrued interest thereon at any time that Subscription Agreement Funds are on deposit with the Bank and in any event, within five (5) business days of receipt of such funds by Bank. The unpaid principal balances of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances as provided herein. Said interest shall be payable in arrears on the Interest Payment Date and at such other times as may be as provided herein and in the Note, with the final installment of interest being due and payable on the Principal Maturity Date, or on such earlier date as the Loan becomes due and payable. Notwithstanding the foregoing and except from and after an uncured Event of Default, if any Principal Maturity Date occurs after the Termination Date, then the Principal Maturity Date shall control with respect only to advances relating to such Principal Maturity Date.

(b)         Interest Rate Generally The Loan shall bear interest at a rate equal to the Contract Rate for the Interest Rate Period in effect. Under no circumstances shall the interest be more than the maximum rate allowed by applicable law. The Index is not necessarily the lowest rate charged by Bank on its loans. Bank will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each Interest Rate Change Date. Each change in the interest rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date following any change in the Index; provided, however, that if Index is not published on such date, the Index shall be determined by reference to the Index last published immediately preceding such date. When a range of rates has been published, the higher of the rates will be used. Borrower understands that Bank may make loans based on other rates as well.

(c)         Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and payable for the actual number of days elapsed. In addition, interest shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

(d)         Default Interest. Upon the occurrence of an Event of Default, the Bank, at its option, may charge, and Borrower agrees to pay, interest on disbursed and unpaid principal balances at the Default Rate.

(e)         Increase in Committed Amount. In the event that the Bank should at any time agree to increase the Committed Amount, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased Committed Amount; and in either event, the term “Note,” as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

2.4         Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee in the amount of Two Hundred and Fifty Thousand and NO/100 DOLLARS ($250,000.00) payable in three installments: (a) as of the Effective Date, Borrower has paid Sixty-Two Thousand Five Hundred and NO/100 Dollars ($62,500.00), (b) Sixty-Two Thousand Five Hundred and NO/100 Dollars ($62,500.00) at the Closing, and (c) on the one hundred and eighty-first day (181) after the Closing, One Hundred Twenty-Five Thousand and NO/100 Dollars ($125,000.00), with (a), (b), and (c) in consideration of the Bank’s agreement to make funds available to the Borrower under the terms and provisions hereof from the Closing Date until the Termination Date specified in Section One hereof. Borrower agrees that this commitment fee is fair and reasonable considering the condition of the money market, the creditworthiness of the Borrower, the interest rate to be paid, and the nature of the security for the Loan.

2.5         Prepayments. The Borrower shall be permitted from time to time to make repayments and, in accordance with the terms and provisions hereof, to obtain further extensions of credit on the Loan in accordance with its normal and usual credit needs; provided, however, that Borrower shall be permitted to prepay the Loan in conjunction with financing obtained by Borrower from another financial or lending institution only upon thirty (30) days’ advance written notice to Bank.

2.6         Unused Line Fee. Borrower shall pay to an unused line fee at a rate equal to one quarter percent (.25%) (the “Unused Line Fee”), applicable to up to Twenty Million and NO/100 Dollars ($20,000,000.00) of any unused portion of the Committed Amount, while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first (1st) day of each calendar quarter in arrears (i.e., based on the immediately preceding calendar quarter). However, if the Average Outstanding Balance of the facility during the quarter is greater than Twenty-Five Million and NO/100 Dollars ($25,000,000.00), then no Unused Line Fee shall be assessed or due.

2.7         Draw Fee. Borrower shall pay a fee on each draw advanced by Bank pursuant to the Loan at a rate of five hundredths of one percent (0.05%) at the time the Final Draw Request is approved by the Bank as a condition precedent to the Bank funding any advance otherwise approved.

2.8         Increased Costs Generally.

(a)           Change in Law. If any Change in Law shall:

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Bank;

subject the Bank to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof; or

impose on Bank any other condition, cost or expense affecting this Agreement or Loans made by the Bank or any Letter of Credit issued under any Reimbursement Agreement;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon written request of the Bank, the Borrower shall promptly pay to the Bank, as the case may be, such additional amount or amounts as will compensate the Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or the Bank’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the commitment of the Bank or the Loans made by the Bank, or the Letters of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time upon written request of the Bank, the Borrower shall promptly pay to the Bank, such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in this Section and delivered to the Borrower, and together with supporting documentation evidencing the reasonable basis for the calculation of said amounts, shall be conclusive absent manifest error. The Borrower shall pay, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than twelve months (12) prior to the date that the Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve (12) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.9           Index Replacement. If Bank determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error) that:

(i)          adequate and reasonable means do not exist for ascertaining the 1-Month Term SOFR including, without limitation, because the 1-Month Term is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         the Federal Reserve, Bloomberg, AFX, CME or any successor administrator of the 1-Month Term SOFR or a Governmental Entity having or purporting to have jurisdiction over Bank or such administrator has made a public statement identifying a specific date after which the 1-Month Term SOFR shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or 1-Month Term SOFR has failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, at the time of such statement, there is no successor administrator that is satisfactory to Bank, that will continue to provide such applicable 1-Month Term SOFR after such specific date;

then, Bank may amend this Agreement solely for purpose of replacing the 1-Month Term SOFR with another alternate benchmark rate, which shall be the sum of an alternate benchmark rate, and a benchmark rate spread adjustment (which may be a positive or negative value or zero), selected by Bank giving due consideration to (i) any evolving or then-existing market convention for determining a rate of interest and spread adjustment, or method for calculating such spread adjustment, for the replacement for the then-current benchmark rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time, or (ii) as may be necessary or appropriate in the opinion of Bank to achieve a final all-in interest rate substantially equivalent to that in effect prior to the cessation of 1-Month Term SOFR (the “Successor Rate”). Such Successor Rate will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Successor Rate is provided to the Borrower without any amendment to this Agreement or further action or consent of the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Whereas, “Conforming Changes” shall mean with respect to any Successor Rate, any technical, administrative or operational changes, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or other matters as may be appropriate, in the discretion of Bank, to reflect the adoption and implementation of such Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Bank, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Bank.

Bank does not warrant, nor accept responsibility for, the continuation of, administration of, submission of, calculation of, or any other matter related to the rates in the benchmark interest rates or indexes defined herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or index or the effect of any of the foregoing, or of any Conforming Changes.

SECTION Three:	REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1         Place of Payments. Unless otherwise agreed to by the Bank in writing, all payments of principal and interest on the Loan and all payments of fees required hereunder shall be made by auto-debit to Borrower’s account maintained at the Bank.

3.2         Payment on Nonbusiness Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Florida, such payment shall be made on the next succeeding Business Day.

SECTION Four:	CONDITIONS OF LENDING

4.1           Conditions Precedent to Closing and Funding Initial Advance. The obligation of the Bank to fund the initial Loan advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

(a)	This Loan Agreement.

(b)	The Note.

(c)	[Reserved].

(d)	Such Uniform Commercial Code Financing Statements as the Bank may require in order to give record notice of its security interest in the items listed in the Pledge Agreement, accompanied by Borrower’s funds in an amount sufficient to pay all recording fees and taxes for the recording of such Financing Statements.

(e)	The Guaranty of the Guarantor on the Bank’s standard form.

(f)	Certified resolutions of Borrower and Guarantor, and certificate(s) of good standing for Borrower and Guarantor, from the State of its organization and such other States as Bank shall require, together with a copy of the organizational documents of the Borrower and Guarantor.

(g)	UCC lien searches from such recording offices as Bank shall specify, evidencing the priority of the Bank’s Lien(s) under the Security Documents over any other Liens or encumbrances.

(h)	If required by Bank, the opinion of counsel for Borrower, and Guarantor that the transactions herein contemplated have been duly authorized by all requisite corporate authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

(i)	A certificate from an insurance broker, satisfactory to Bank setting forth the information concerning insurance which is required by Section 6.3 of this Loan Agreement; or, if the Bank shall so require, the original insurance policies evidencing such insurance.

(j)	[Reserved]

(k)	[Reserved]

(l)	The Borrower and Guarantor shall have provided to the Bank the documentation and other information requested by the Bank in order to comply with requirements of the PATRIOT Act.

(m)	The Authorization.

(n)	[Reserved]

(o)	The Pledge Agreement

(p)	Letter from Guarantor/Borrower directing Escrow Agent to only distribute Subscription Agreement Funds to the Transfer Agent wherein Escrow Agent agrees not to distribute the Subscription Agreement Funds to another Person without prior written notice to Bank

(q)	Letter from Guarantor/Borrower directing Transfer Agent to send Subscription Agreement Funds to Pledged Account at Bank wherein the Transfer Agent agrees not to send funds to another account without prior written notice to Bank;

(r)	Such other information and documentation as Bank shall deem to be necessary or desirable in connection with the funding of the Loan.

4.2          Conditions Precedent to All Credit Extensions. The obligation of the Bank to extend credit or make loan advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a)           The Borrower and Guarantor shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such requested credit extension or loan advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing Date).

(b)           The Borrower and Guarantor shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loan indebtedness and extensions of credit. Each of the Warranties and Representations of the Borrower, as set out in Section Five hereof shall remain true and correct in all material respects as of the date of such Loan advance.

(c)           As frequently as required by Section 6.6 hereof, Borrower and Guarantor shall furnish to Bank a Compliance Certificate, executed by Guarantor, in the form of Exhibit “B” attached hereto.

(d)           At such time as the Borrower shall desire to obtain the issuance of a Letter of Credit pursuant to the provisions of Section 2.1 hereof, Borrower shall enter into a satisfactory Reimbursement Agreement with Bank, obtain Bank’s approval of the Letter of Credit in accordance with the Bank’s typical underwriting standards, and shall pay all reasonable fees and charges required by Bank in connection with the issuance of such Letter of Credit.

SECTION Five:	REPRESENTATIONS AND WARRANTIES

Borrower and Guarantor each represents and warrants that as of the Effective Date, the Closing, and as of the day of any Initial Draw Request or the day of any Loan advance:

5.1          Organization. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it has the power and authority to own its Properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary. Borrower has not conducted any business activities or operations except for this Loan and similar loan transactions for the benefit of Guarantor.

5.2          Power and Authority. The execution, delivery and performance of this Loan Agreement, the Note, the Security Documents, and the other Loan Documents, executed pursuant thereto by the Borrower or Guarantor, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Borrower or Certificate of Organization or Operating Agreement of Guarantor, any provision of any indenture, agreement or other instrument to which Borrower or Guarantor is a party, or by which Properties or assets of Borrower or Guarantor are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the Properties or assets of Borrower or Guarantor, except for Liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3          Financial Condition.

(a)          The balance sheet of the Guarantor for the fiscal year ended as of December 31, 2021 and the related statement of income, retained earnings and changes in the financial condition for the year then ended, which has been audited and unqualified by Guarantor’s independent Certified Public Accountant are materially correct and complete and fairly present the financial condition of the Guarantor as of the respective dates of said balance sheets and the results of its operations for said periods. All such financial statements have been prepared in accordance with GAAP.

(b)          Except as permitted by Section 7.1, neither Borrower nor Guarantor have any indebtedness or liability for borrowed money, or on account of deposit, advance or progress payments under contracts, or any other indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations.

(c)          There has been no material adverse change in the business, Properties or condition, financial or otherwise, of the Borrower or Guarantor since the 31st day of December, 2021.

5.4          Title to Assets. Borrower and Guarantor each have good and marketable title to all their respective Properties and assets reflected on the balance sheet referred to in Section 5.3 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) Accounts Receivable collected and properly accounted for, and (iii) items which have been amortized in accordance with GAAP applied on a consistent basis, and all such Properties and assets (including without limitation Subscription Agreement Funds) are free and clear of mortgages, pledges, Liens, charges and other encumbrances, except as otherwise expressly permitted by the provisions hereof.

5.5          Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower or Guarantor, threatened against or affecting Borrower or any Guarantor, or any Properties or rights of Borrower or any Guarantor, which, if adversely determined, would materially and adversely affect the financial or any other condition of Borrower or any Guarantor.

5.6          Taxes. Borrower and Guarantor have filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

5.7          Contracts or Restrictions Affecting Borrower and Guarantor. Neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, Properties or assets, operations or condition (financial or otherwise).

5.8          No Default. Borrower and Guarantor are not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which either is a party, which will or might materially and adversely affect the business or operations of Borrower or Guarantor.

5.9          Patents and Trademarks. Borrower and Guarantor possess all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of their respective businesses.

5.10        ERISA. Borrower and Guarantor are in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”) and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by it.

5.11        No Subsidiaries. Except as has been approved by the Board of Directors of Guarantor, Guarantor does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other form of business organization). Borrower does not own all or a substantial part of the stock (or other ownership interest) in any other corporation (or other form of business organization).

5.12        Hazardous Substances. No Hazardous Substances are located on or have been stored, processed or disposed of on or released or discharged (including ground water contamination) from any Property owned or leased by Borrower or Guarantor, and no aboveground or underground storage tanks exist on such Property. No private or governmental Lien or judicial or administrative notice or action related to Hazardous Substances or other environmental matters has been filed against any Property owned or leased by Borrower or Guarantor or otherwise issued to or received by Borrower or Guarantor.

5.13        [Reserved].

5.14        Compliance. To the knowledge of Borrower and Guarantor, Borrower and Guarantor are in compliance in all material respects with all applicable laws and regulations, federal, state and local (including without limitation, those relating to the extension of consumer credit and protection of consumers’ interests with respect thereto and those administered by the Local Authorities), material to the conduct of its business and operations. To the knowledge of Borrower and Guarantor, Borrower and Guarantor possess all the franchises, permits, licenses, certificates of compliance and approval and grants of authority materially necessary or required in the conduct of their respective businesses and, to the knowledge of such parties, the same are valid, binding, enforceable and subsisting without any material defaults thereunder or materially enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental [federal, state or local] or non-governmental, under the terms of contract or otherwise, are required by reason of or in connection with Borrower’s or Guarantor’s execution and performance of the Loan Documents.

5.15        OFAC. Neither the Borrower, Guarantor nor any Subsidiary of either (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended; (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (iii) the PATRIOT Act; or (c) is a Sanctioned Person. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

SECTION Six:	AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR

Borrower and Guarantor each covenant and agree that from the date hereof and until payment in full of the principal of and interest on the Loan, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower and Guarantor will:

6.1          Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar years.

6.2          Maintain Property. Maintain, preserve, and protect all franchises, and trade names and preserve all the remainder of its Properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its Properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3          Insurance.

(a)          At all times maintain in some company or companies (having a Best’s rating of A:XI or better) approved by Bank:

(i)	comprehensive general liability insurance covering claims for negligence, theft, bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

(ii)	such other insurance as the Bank may, from time to time, reasonably require by notice in writing to the Borrower and Guarantor.

(b)           All required insurance policies shall provide for not less than thirty (30) days’ prior written notice to the Bank of any cancellation, amendment, termination, or lapse; and in all such liability insurance policies, Bank shall be named as an additional insured. Each such policy shall, in addition, provide that there shall be no recourse against the Bank for payment of premiums or other amounts with respect thereto. The Borrower or Guarantor, as the case may be, will deliver to Bank original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Bank may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Bank shall be applied upon the indebtedness, liabilities, and obligations of the Borrower or Guarantor to the Bank (whether matured or unmatured) or, at Bank’s option, released to the Borrower or Guarantor.

(c)           The insurance policies and coverage limits listed on Exhibit D and previously submitted to the Bank have been approved by the Bank and shall satisfy Borrower and Guarantor’s insurance obligations for the Loan unless and until the Bank sends notice of new or additional commercially reasonable requirements with respect to the type of coverage or limits on coverage, which Borrower and Guarantor shall comply with within twenty (20) days.

6.4           Obligations, Taxes and Liens. Pay all of its indebtedness and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or Properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a Lien or charge upon such Properties or any part thereof; provided, however, that the Borrower and Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

6.5           Financial Reports and Other Data. Furnish to the Bank as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, 10-K, consolidated and consolidating balance sheets and statements of income and surplus of Guarantor which have been audited and unqualified by an independent Certified Public Accountant acceptable to the Bank, showing the financial condition of Guarantor and at the close of such year and the results of operations during such year; and, within forty-five (45) days after the end of the first three quarters of the fiscal year of the Guarantor (but not the fourth quarter of the fiscal year of the Guarantor), 10-Q and financial statements similar to those mentioned above, on a consolidated and consolidating basis, not audited but certified by an Authorized Agent of Guarantor, such balance sheets to be as of the end of each such quarter, and such statements of income and surplus to be for the period from the beginning of the fiscal year to the end of such quarter, in each case subject only to audit and year-end adjustment. The certificate of the Authorized Agent shall state that the attached financial statement, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Guarantor as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement; and that such financial statement has been prepared in accordance with GAAP. Guarantor shall also provide to the Bank, concurrently with the financial statements of the Guarantor, and from time to time, as reasonably requested by the Bank, the financial statements of each Guarantor certified as true and correct, to the their respective knowledge, by each Guarantor.

6.6          Periodic Reports.

(a)          Furnish to the Bank quarterly, concurrently with the financial statements referenced in Section 6.5 (or at such other frequency as Bank may require), a Compliance Certificate substantially in the form of Exhibit “B” attached hereto, executed by an Authorized Agent, together with a worksheet, in form acceptable to the Bank, showing how each financial covenant reported on the Compliance Certificate was calculated. The obligation to provide a Compliance Certificate in this Section 6.6(a) shall only apply to Guarantor and not to Borrower unless the Bank provides notice to the Borrower that it must also furnish a Compliance Certificate to the Bank.

(b)          Promptly upon the receipt thereof, a copy of any management letter or written report submitted to Guarantor by its independent certified public accountants regarding the financial condition, operations, accounting controls, business or prospects of the Guarantor.

(c)          To the extent that any of the foregoing reports are submitted electronically by internet e-mail, by facsimile, or by electronic website pursuant to procedures established by the Bank for submissions, such reports shall be deemed to have been made and certified by an Authorized Agent of the Guarantor or Borrower by the applicable method as follows: (i) if the e-mail received by the Bank shows it was sent from an Authorized Agent’s e-mail address; (ii) if the facsimile sent to the Bank is signed by an Authorized Agent, (iii) if the Guarantor or Borrower completes a prescribed notice or communication on the designated intranet website and causes the report to be permanently saved on the website, once downloaded by Bank it shall be considered received by Bank, or (iv) if the Bank has sent a user name and temporary password to an Authorized Agent in order to enable the Borrower and Guarantor to gain access to the designated intranet website, an Authorized Agent or any person to whom an Authorized Agent has given the user name and temporary password, sets up a permanent user name and password (and if set up by an Authorized Agent, an Authorized Agent provides this information to such third party), and an Authorized Agent or such third party uses the permanent user name and password to gain access to the intranet website and thereafter makes electronic submissions to the Bank via use of this intranet website.

(d)          Furnish to Bank (a) monthly internal valuations of Guarantor’s companies conducted by a contractor or employee of Guarantor that is experienced and qualified to conduct such valuations, and the determinated valuations shall be confirmed to be reasonable by a reputable firm with experience in the business of valuing such Portfolio Companies, and (b) quarterly independent, third-party valuations of Guarantor’s Portfolio Companies by a reputable firm with experience in the business of valuing such Portfolio Companies;

(e)          Furnish to the Bank within forty-five (45) days of each fiscal quarter the Guarantor’s Cash Forecast substantially in the form as attached as Exhibit “D”.

6.7          Fair Market Value of Investments Ratio. At any time that there is outstanding principal or interest on the Loan, Guarantor shall maintain a Net Asset Value of not less than 7.75 times the outstanding line balances of draws made under the Loan, as determined at the end of each calendar quarter. Guarantor will provide internal valuations on a monthly basis and independent third-party valuations on a quarterly basis in accordance with Section 6.6(d). If the Net Asset Value is less than required under this Section 6.7, the outstanding loan balance must be reduced to an amount whereby the Guarantor is in compliance within ten (10) business days, or it would be considered an Event of Default.

6.8          Right of Inspection. Once a calendar quarter (or more frequently following an uncured Event of Default), permit any person designated by a Bank to visit and inspect any of the Properties, corporate books and financial reports of the Guarantor or Borrower and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and with prior written notice to Guarantor or Borrower.

6.9          Books and Records. Guarantor and Borrower shall maintain proper books of record and account in conformity with GAAP, including, without limitation, books and records regarding the Collateral, in which true, correct and complete entries shall be made.

6.10        Environmental Laws. Maintain at all times all of the Property in compliance with all Environmental Laws, and immediately notify the Bank of any notice, action, Lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of the Property or operations.

6.11        [Reserved].

6.12        Notice of Default. At the time of Borrower’s or Guarantor’s first knowledge or notice, furnish the Bank with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

6.13        Notice of Adverse Change in Borrower, Guarantor or Assets. At the time of Borrower’s or Guarantor’s first knowledge or notice, immediately notify the Bank of any information that may adversely affect in any material manner either (a) the assets of the Borrower or Guarantor, including, but not limited to, the amount or collectability of any Accounts Receivable; or (b) the business, financial condition, operations or prospects of the Borrower or Guarantor.

6.14        Litigation. Borrower and Guarantor will promptly notify Bank of any litigation action instituted or, to Borrower’s or Guarantor’s knowledge, threatened against Borrower or Guarantor which presents claims in excess, singly or in the aggregate, of more than $250,000.00.

6.15        Indemnification. Indemnify the Bank, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Bank could or might incur by reason of any violation of any Environmental Laws by Borrower or Guarantor or by any predecessors or successors to title to any Property of the Borrower or Guarantor.

6.16        Compliance with Law.

(a)          All Accounts Receivable shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statues, orders and interpretations at the time when the Bank obtains any interest therein pursuant to the Pledge Agreement.

(b)          Borrower and Guarantor shall comply in all material respects with all local, state and federal laws and regulations applicable to its business, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower or Guarantor; and notify Bank immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, grants of authority the result of which would constitute a materially adverse effect on the Borrower or Guarantor, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.

6.17        Operations. The Guarantor and Borrower shall maintain satisfactory credit underwriting and operating standards, including, with respect to each account debtor of each account receivable, the completion of an adequate investigation of such account debtor and a determination that the credit history and anticipated performance of such account debtor is and will be satisfactory and meets the standards generally observed by prudent finance companies. With respect to the identification, evaluation and underwriting of Target Acquisition Companies, the processes and procedures outlined in Section 6.23 of this Agreement shall satisfy the Guarantor and Borrower obligations to conduct satisfactory credit underwriting and operating standards for purposes of this Agreement, so long as such decisions are made in the best business judgement of Guarantor in accordance with its ordinary processes and procedures undertaken in the identification, evaluation and underwriting of Target Acquisition Companies.

6.18        Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of the Borrower and Guarantor as Bank may reasonably request, including, but not limited to, accounts payable aging reports, written confirmation of requests for loan advances and other extensions of credit, true and exact copies of its books of account and tax returns, and all information furnished to the holders of any Equity Interest, or any Governmental Entity, including the results of any stock or membership valuation performed, and permit the copying of the same.

6.19        Further Assurances. Borrower and Guarantor shall execute such further documentation as may be reasonably requested by Bank to carry out the provisions and purposes of this Loan Agreement and the other Loan Documents and preserve and protect the Liens of the Bank on the Collateral.

6.20        Deposit Accounts.  Borrower and Guarantor shall maintain all of their respective operating, deposit, and other accounts with the Bank.

6.21        Account Verification. Bank shall have the right at any time or times, in Borrower’s name, Bank’s name or in the name of a nominee of Bank, including, but not limited to, any third-party agent or contractor engaged by the Bank, to verify the existence, validity, amount, term or any other matter relating to any accounts receivable or other Collateral, by mail, telephone, facsimile transmission or otherwise, and the Bank, or any nominee of the Bank, including, but not limited to, any third-party agent or contractor engaged by the Bank, shall at all times be entitled to contact account debtors (but not account debtors with respect to Intercompany Loans and not any subsidiaries of Guarantor) with regard to the foregoing. Borrower shall cooperate fully with Bank and its agents and contractors, in an effort to facilitate and promptly conclude any such verification process.

6.22        Subscription Agreement Funds. The Guarantor and Borrower shall direct the Escrow Agent and Transfer Agent to transfer the Subscription Agreement Funds strictly pursuant to the Flow of Subscription Agreement Funds. Borrower and Guarantor shall take all necessary action to guaranty that (a) the Subscription Agreement Funds are transferred strictly pursuant to the Flow of Subscription Agreement Funds, and (b) any Subscription Agreement Funds held by the Escrow Agent are deposited into the Pledged Account (which is an account of the Borrower) with Bank no later than five (5) business days after Guarantor’s monthly sweep date. Borrower and Guarantor shall direct all Broker Dealers to only utilize Transfer Agent for receipt of Subscription Agreement Funds. In order to remove or replace the Transfer Agent, Borrower and Guarantor must (a) provide thirty (30) days prior written notice of the removal and name the replacement Transfer Agent, and (b) obtain a letter from the replacement Transfer Agent substantially similar to the letter required from Transfer Agent pursuant to Section 4.1(q) of this Agreement. Borrower and Guarantor shall direct the Transfer Agent to only deposit Subscription Agreement Funds with Escrow Agent, and Bank must consent in writing to the removal or replacement of Escrow Agent. Borrower and Guarantor shall direct the Escrow Agent to only disburse Subscription Agreement Funds into the Pledged Account (or to CNL Securities Corp. to the extent of the Sales Load), and Bank must consent in writing to a disbursement to any other account. Borrower and Guarantor shall provide written notice to Bank prior to adding any additional Broker-Dealers or other fiduciaries to the list provided as Exhibit D, and shall direct any additional Broker-Dealers or other fiduciaries to comply with the provisions of this Section 6.22.

6.23         Identification of Investment Target Acquisition Companies. Procedures for Draw of Loan Advance.

(a) When Guarantor identifies a Target Acquisition Company, Borrower shall submit to Bank, not less than ten (10) business days prior to a requested draw, (i) an initial draw request attached as Exhibit “E” (“Initial Draw Request”) and (ii) a copy of the Target Acquisition Company presentation to Guarantor’s investment committee (which shall include without limitation all material information, reports and analysis conducted by or on behalf of Guarantor or Borrower, including without limitation any materials provided by Levine Liechtman) to Bank not less than ten (10) business days prior to the date of the requested draw.

(b) If Bank approves the Initial Draw Request following review of Exhibit E, Borrower shall have up to forty five (45) days to access up to the amount of the approved draw by submitting to the Bank, not less than two (2) business days prior to the date of the intended draw the final draw request attached as Exhibit “F” (“Final Draw Request”) which shall include (i) the Final Draw Funding Request Form, (ii) the CNL Strategic Capital Management, LLC investment committee presentation with respect to the Target Acquisition Company (which shall include without limitation all material information, reports and analysis conducted by or on behalf of Guarantor or Borrower, including without limitation any materials provided by Levine Liechtman), (iii) approval of the acquisition and/or loans to the Target Acquisition Company by the Board of Directors of Guarantor, (iv) a concurrence test certifying Borrower and Guarantor remain in compliance with all terms and covenants after the subject advance, and (v) a certification from Borrower that shall include the date of the requested draw funding and an affirmation that the material provided in connection with the initial draw request form remain accurate and no material changes have taken place or adverse information has been obtained by the Borrower or Bank.

(c) All advances are at the sole discretion of Bank. Bank’s approval of Borrower’s advance is independent of Borrower’s or Guarantor’s approval process for acquisitions and investments. A decision made by the Bank should not direct the Borrower’s or Guarantor’s decision process at any time during the life of the investment.

(d) Upon Borrower’s request in connection with any Initial Draw Request following the Effective Date, Bank shall issue a standalone non-binding term sheet under a then-current date, in favor of Borrower, by which Bank states the terms on which Bank would be willing to offer to Borrower a loan in the amount of such Initial Draw Request, without the requirement of additional guarantor parties (including Guarantor) or collateral owned by other Persons, which Borrower may use for comparison purposes in evaluating whether to proceed with an advance under the Loan.

6.24        Capital Raise Shortfalls. If the Subscription Agreement Funds are insufficient to satisfy the outstanding principal and accrued interest as of the applicable Principal Maturity Date for such advanced principal, then Guarantor shall at Bank’s direction (i) repay the principal out of operating cash flow, or (ii) cause the capital raised and free cash flow of Guarantor’s Portfolio Companies to be distributed to repay the outstanding principal and accrued interest thereon.

SECTION Seven:	NEGATIVE COVENANTS OF BORROWER AND GUARANTOR

Borrower and Guarantor covenant and agree that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, neither Borrower nor Guarantor will, either directly or indirectly (provided that none of the following shall restrict Target Acquisition Companies or Portfolio Companies acquired by or receiving loans from the Guarantor to have separate indebtedness):

7.1          Indebtedness. Incur, create, assume or permit to exist any indebtedness or liability for borrowed money, or on account of deposit, advance or progress payments under contracts, or any other indebtedness or liability, including, but not limited to, indebtedness evidenced by notes, bonds, debentures or similar obligations, except:

(a)	indebtedness to the Bank arising under this Loan Agreement and evidenced by the Note;

(b)	other indebtedness for borrowed money under notes and lease obligations reflected in Guarantor’s consolidated financial statement for the fiscal year ending December, 2021, but excluding those indebtedness and obligations which have been or concurrently herewith are being paid and satisfied;

(c)	indebtedness to Bank for any Bank Product;

(d)	trade accounts payable, taxes payable, deferred sales, accrued employees’ bonuses and withheld amounts, accrued liabilities with respect to contributions to pension plans and other similar short-term obligations incurred by Borrower or Guarantor in the normal course of operating its business, provided that Borrower or Guarantor shall not be in default with respect to any of such obligations;

(e)	Intercompany Loans.

7.2           Mortgages, Liens, Etc. Create, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

(a)	Liens securing payment of the Loan;

(b)	existing Liens securing indebtedness permitted under Section 7.1(b) above; and

(c)	Permitted Encumbrances (as defined at Section One);

7.3           Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for collection, and guaranties or obligations to the Bank.

7.4           Sale of Assets. Enter into or consummate the sale, lease, assignment, transfer or disposition of assets (other than in the normal course of business) (a) that comprise all or a substantial part of Guarantor’s assets, (b) in a transaction that requires consent of the Equity Interests of Guarantor, or (c) that results in an Event of Default of any other term, condition, or covenant of this Agreement or the Loan Documents, including without limitation Section 6.7 of this Agreement.

7.5           Consolidation or Merger; Acquisition of Assets. With respect to the Borrower or Guarantor, enter into any transaction of merger or consolidation, acquire any other business or corporation, or acquire all or substantially all of the Property or assets of any other Person, provided however, that the foregoing shall not apply to Guarantor so long as such acquisition, merger, or consolidation (a) does not result in a Change of Control with respect to Guarantor or (b) results in Guarantor (or its members) controlling the entity(ies) surviving such transaction.

7.6           Loans and Investments. At any time while principal or interest is outstanding under the Loan, make any loans to or investments in, or, purchase any stock, other securities or evidence of indebtedness of any Person, except as follows: (i) direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; (ii) marketable securities issued by an agency of the United States government; (iii) commercial paper rated “A-1” by Standard and Poors Corporation, or “P-1” by Moody’s Investors Service, Inc.; (iv) certificates of deposit of or bankers’ acceptances accepted by domestic commercial banks in the United States of America having a combined capital and surplus of at least Ninety Million Dollars ($90,000,000.00); (v) repurchase agreements with respect to any of the foregoing; (vi) loans or instruments permitted by the provisions of Sections 7.10 and 7.11 hereof; (v) any loan or acquisition approved by the Board of Directors of Guarantor to Target Acquisition Companies or Portfolio Companies; and (vi) Intercompany Loans.

7.7           Sale of Accounts Receivable. Sell, discount or otherwise dispose of any of its accounts receivable or any promissory note or obligation held by it, with or without recourse Except satisfaction of the Intercompany Loans for full value, in cash, shall be permitted.

7.8           Dividends, Redemptions and Other Payments. At any time that with respect to either of the Borrower or the Guarantor there is an Event of Default of the terms, conditions, covenants, representation or warranty under this Agreement or the Loan Documents: (a) Declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any shares of its capital stock of any class; or (b) purchase, redeem or other otherwise acquire for value any of its Equity Interests or commit to do any of same, or set aside any sum therefor, or permit any subsidiary to purchase or acquire for value any of its Equity Interests or commit to do any of the same, or set aside any sum therefor; or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of the Obligated Group.

7.9           New Business. At any time while principal or interest is outstanding under the Loan, acquire or enter into any business other than its present business (i.e., the acquisition of or loans to businesses), except for expansions of Borrower’s or Guarantor’s present business or any business directly related thereto, or enter into any management contract whereby the effective management or control of Guarantor or Borrower is delegated to third parties.

7.10        Accounts Receivable From Related Persons. At any time while principal or interest is outstanding under the Loan, permit or allow the aggregate of Accounts Receivable and other loans and indebtedness owed by Related Persons to Borrower or Guarantor to exceed the sum of fifty thousand and NO/100 Dollars ($50,000.00), except as such matters arise under the Expense Support Agreement.

7.11        Loans to Officers and Employees. At any time while principal or interest is outstanding under the Loan, permit or allow loans to officers and employees (if any) of Guarantor or Borrower, in the aggregate, to exceed at any one time outstanding the sum of fifty thousand and NO/100 Dollars ($50,000.00).

7.12        Capital Expenditures. At any time while principal or interest is outstanding under the Loan, make or become committed to make, directly or indirectly, capital expenditures during any fiscal year which, when netted against proceeds realized from sales by Guarantor of similar capital items, exceed in the aggregate the sum of two hundred and fifty thousand and NO/100 Dollars ($250,000.00).

SECTION Eight:	EVENTS OF DEFAULT

8.1          Event of Default.  An “Event of Default” shall exist if any of the following shall occur:

(a)          Payment of Principal, Interest. The Borrower defaults in the prompt payment of the principal of or interest on the Loan or any fees due under this Loan Agreement when due, or in the prompt performance or payment when due of any other Obligations to the Bank, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent; or

(b)          Payment of Other Obligations. The Borrower or Guarantor defaults with respect to any other agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity, which default is not cured within any cure period applicable thereto; or

(c)          Representation or Warranty. Any representation or warranty made by the Borrower or Guarantor herein, or any representation or warranty made by the Borrower or Guarantor in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall, in each case, prove to be false, misleading or incomplete in any material respect on the date as of which made, which is not corrected within fifteen (15) days of the earlier of (i) with respect to any information reported on the Compliance Certificate, the date that the Compliance Certificate should have been provided by Borrower or Guarantor’s to Bank that indicates such Event of Default pursuant to this Section 8.1(c), or (ii) notice by Bank to Borrower or Guarantor of such Event of Default pursuant to this Section 8.1(c); or

(d)          Covenants. The Borrower or Guarantor defaults in the performance or observance of any covenant, agreement or undertaking on its respective part to be performed or observed, contained herein, in the Security Documents, in any other Loan Document, or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loan or any extensions of credit made pursuant hereto, which default is not corrected within fifteen (15) days of the earlier of (i) with respect to any information reported on the Compliance Certificate, the date that the Compliance Certificate should have been provided by Borrower or Guarantor’s to Bank that indicates such Event of Default pursuant to this Section 8.1(d), or (ii) notice by Bank to Borrower or Guarantor of such Event of Default pursuant to this Section 8.1(d); or

(e)           Bankruptcy, Etc. The Borrower or Guarantor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower or Guarantor, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or Borrower or Guarantor by any act or omission shall indicate its or his consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its or his Properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or Borrower or Guarantor shall generally not pay its or his debts as such debts become due; or

(f)            Removal or Concealment of Property, Etc. The Borrower or Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its or his Property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its or his Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its or his Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its or his Property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

(g)           Removal of Collateral. The Borrower or Guarantor shall have moved the Collateral to a location outside of the United States, without the written consent of the Bank; or

(h)           Change in Control. Any Change in Control of Borrower or Guarantor; or

(i)            [Reserved] or

(j)            [Reserved]; or

(k)           Guarantor Revocation/Default. Guarantor revokes, attempts to revoke, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Bank; or

(l)            Judgments. Any judgment for the payment of money is rendered against Borrower or Guarantor in excess of one hundred thousand and NO/100 Dollars ($100,000.00) in any one case or in excess of two hundred fifty thousand and NO/100 Dollars ($250,000.00) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or Guarantor or any of their assets; or

(m)          Cessation of Business. Borrower or Guarantor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business; or

(n)           Defaults under Other Agreements. Any default by the Borrower or Guarantor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Bank, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, Letter of Credit, indemnity or similar type of instrument in favor of any person other than Bank, in any case in an amount in excess of fifty thousand and NO/100 Dollars ($50,000.00), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by the Borrower or Guarantor under any material contract, lease, license or other obligation to any person other than Bank, which default continues for more than the applicable cure period, if any, with respect thereto; or

(o)           Criminal/Civil Proceedings. The indictment or threatened indictment of Borrower or Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Property of Borrower or Guarantor; or

(p)           Adverse Change. There shall be a material adverse change in the business, assets or prospects of the Borrower or Guarantor after the date hereof; or

(q)           [Reserved]

(r)            Collateral. The Bank’s interest in the Collateral shall for any reason cease or otherwise fail to be a valid and subsisting first priority Lien in favor of the Bank.

8.2           Remedy. Upon the occurrence of any Default and during the continuation of such Default. the Bank shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such Default constitutes or becomes an Event of Default, the Bank may, at its option, thereupon terminate its commitment and declare the entire Loan indebtedness and all other extensions of credit to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Documents, Guaranty, or in any Loan Document, or available at law or in equity, provided that upon the occurrence of an Event of Default specified in Section 8.1(e), the commitments of the Bank and any right of the Borrower to request borrowings hereunder shall be automatically terminated and all Obligations under the Loan Documents shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary. Further, the Bank shall have the right to the appointment of a receiver to take possession of Borrower’s premises, assets, books and records, without consideration of the value of the collateral pledged as security for the Loan and extensions of credit or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Loan indebtedness, extensions of credit, and interest thereon; and the Bank, at its option, shall have the right to do the same, without the appointment of a receiver. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION Nine:	MISCELLANEOUS

9.1          Amendments. The provisions of this Loan Agreement, the Note or any instrument or document executed pursuant hereto or securing the Loan indebtedness may be amended or modified only by an instrument in writing signed by the parties hereto.

9.2          Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, certified mail, return receipt requested, sent by recognized national overnight courier service, or delivered, if to the Borrower, to it at the address reflected at the beginning of this Agreement, Attention: Tammy J. Tipton, CFO, with a copy (in all cases) to Tracey B. Bracco, and with a copy (if other than a routine informational communication) to Chirag Bhavsar, Co-CEO; if to the Guarantor, to them at 14th Floor, 450 S. Orange Ave, Orlando, FL 32801; if to the Bank, to it at 315 East Robinson Street Suite 350, 315 East Robinson Street, Orlando, FL 32801, Attention: Abhi Vyas, SVP and Sr. Commercial Relationship Manager, with a copy to Bart Bishop, EVP and Commercial Banking Executive at the same address; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) Business Days after mailing, whichever is earlier; or (ii) if sent by overnight courier service, on the first (1st) Business Day after sending; or (iii) if delivered, upon delivery.

9.3          No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, or under the Note, or any of the Loan Documents, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any Loan Agreement or any instrument or document now or hereafter securing the indebtedness evidenced hereby, under the Note, or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.4          Survival of Agreements. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein. Bank may assign its rights and delegate its obligations under this Agreement and the other Loan Documents and further may assign, or sell participations in, all or any part of the Loan or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Bank hereunder, except as otherwise provided by the terms of such assignment or participation.

9.5          Liens; Setoff  by Bank. Borrower and Guarantor hereby grant to the Bank a continuing Lien, as security for the Note and all other indebtedness, liabilities, and obligations of the Borrower and Guarantor to the Bank upon any and all of its moneys, securities, the Pledged Account and the Subscription Agreement Funds, and other Property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for Borrower or Guarantor, and also upon any and all deposits (general or special, matured or unmatured), deposit accounts and credits of the Borrower and Guarantor against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, the Bank is hereby authorized at any time and from time to time, without notice to Borrower or Guarantor to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of the Borrower and Guarantor to the Bank.

9.6          Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Florida; except that the provisions hereof which relate to the payment of interest shall be governed by (i) the laws of the United States, or (ii) the laws of the State of Florida, whichever permits the Bank to charge the higher rate, as more particularly set out in the Note.

9.7          Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.8          Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

9.9          Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

9.10        Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury and similar laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate. Any provision hereof, or of any other agreement executed by the Borrower or Guarantor that would otherwise operate to bind, obligate or compel the Borrower or Guarantor to pay interest in excess of such Maximum Rate or fees in excess of the maximum lawful amount shall be construed to require the payment of the maximum rate or amount only. The provisions of this paragraph shall be given precedence over any other provisions contained herein or in any other agreement applicable to the extensions of credit that is in conflict with the provisions of this paragraph.

9.11        Non-Control. In no event shall the Bank’s rights hereunder be deemed to indicate that, the Bank is in control of the business, management or Properties of the Borrower or Guarantor or has power over the daily management functions and operating decisions made by the Borrower or Guarantor, all such rights and powers being hereby expressly reserved to the Borrower and Guarantor, as the case may be.

9.12        Extensions of Termination Date or Principal Maturity Date; Continuing Security.

(a)          The specific Principal Maturity Date or Termination Date mentioned in Section One may, in the sole and unrestricted discretion of the Bank, by written notice to the Borrower and Guarantor, be extended one or more times to a subsequent date or dates unless, not later than thirty (30) days prior to the specific Principal Maturity Date or Termination Date mentioned in Section One, or, in the event of the extension of such Principal Maturity Date or Termination Date, not later than thirty (30) days prior to any such then effective extended Principal Maturity Date or Termination Date, the Borrower shall notify the Bank in writing that this Agreement shall not be further extended. The Bank shall be under no obligation whatsoever to extend the specific Principal Maturity Date or Termination Date, or to further extend any specific Principal Maturity Date or Termination Date to which the Bank has previously agreed in writing, any extensions of the initial or any subsequent specific Principal Maturity Date or Termination Date being in the sole and unrestricted judgment and discretion of the Bank.

(b)          Upon the specific Principal Maturity Date or Termination Date so fixed in Section One, or in the event of the extension of this Agreement to a subsequent specific Principal Maturity Date or Termination Date (when no effective extension is in force), the Loan and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof) shall become due and payable for all purposes. Until all such indebtedness, liabilities and obligations secured by the Security Documents are satisfied in full, such termination shall not affect the security interest granted to Bank pursuant to the Security Documents, nor the duties, covenants, and obligations of the Borrower or Guarantor therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Loan and all other indebtedness, liabilities and obligations of the Borrower and Guarantor to the Bank shall have been fully paid and satisfied in all respects.

9.13        Fees and Expenses. The Borrower agrees to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including all recording fees, recording and/or privilege taxes, and also including, but not limited to attorney fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank’s employees and Bank’s normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, and any Loan Document.

9.14        Time of Essence. Time is of the essence of the obligations of Borrower and Guarantor under this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

9.15        Compromises, Releases, Etc. The Bank shall have the exclusive right to determine how, when, and what application of payments and credits, if any, shall be made on the Loan and extensions of credit or any part thereof, and shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Guarantor, or its Property or estate, or to resort to or exhaust its remedies against any collateral, security, Property, Liens, or other rights whatsoever. Any claims between Borrower and Guarantor shall be subordinate to any indebtedness now or at any time hereafter owing by the Borrower or Guarantor to the Bank.

9.16        [reserved]

9.17        Conflict. In the event of any conflict between the provisions hereof and the provisions of the Note, Security Documents, or any Loan Document, during the continuance of this Agreement the provisions of this Agreement shall control.

9.18        Reports. Except as otherwise expressly set forth herein, all certificates and reports to be furnished by the Borrower or Guarantor to the Bank shall be furnished by an Authorized Agent of the Borrower or Guarantor as designated in the Authorization or as otherwise designated from time to time in writing by such party, or if there is no existing designation, by the President or Chief Executive Officer of the Borrower or Guarantor, as the case may be.

9.19        Venue of Actions. As an integral part of the consideration for the making of the Loan, it is expressly understood and agreed that no suit or action shall be commenced by the Bank or by Borrower, or by any heir, successor, personal representative or assignee of the Borrower, with respect to the Loan contemplated hereby, or with respect to any of the loan documents, other than in a state court of competent jurisdiction in and for Orange County, Florida, or in the United States District Court for the District in and for Orange County, Florida, and not elsewhere.

9.20        Waiver of Right to Trial by Jury. BORROWER AND BANK WAIVE TRIAL BY JURY IN RESPECT OF ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.” THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER, BANK, AND BORROWER AND BANK HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND BANK ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF BORROWER’S OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

9.21        Assignments and Participations. Bank may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Borrower and Guarantor shall execute, acknowledge and deliver any and all instruments reasonably requested by Bank in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Bank hereunder. Bank may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, Borrower, any of Borrower’s principals or Guarantor, to any actual or prospective assignee or participant, to Bank’s affiliates, to any regulatory body having jurisdiction over Bank, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Bank and the Loan, or to any other party as necessary or appropriate in Bank’s reasonable judgment.

9.22        Electronic Transmission of Data. Bank and Borrower agree and Guarantor acknowledges that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet to the parties, the parties affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. Borrower and Guarantor each acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Bank does not control the method of transmittal or service providers; (b) Bank has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission; and (c) Borrower and Guarantor will release, hold harmless and indemnify Bank from any claim, damage or loss, including that arising in whole or part from Bank’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

9.23        Electronic Imaging. This Agreement and the Loan Documents (collectively, the “Documents”) will be scanned into an optical retrieval system and the original Documents may be destroyed. By signing this Agreement, Borrower and Guarantor each agrees that a copy from the optical retrieval system of any of the Loan Documents, including without limitation, any Note and/or Guaranty Agreement, shall have the same legal force and effect as an original and can be used in the place of an original in all circumstances and for all purposes, including but not limited to negotiation, collection, legal proceeding or authentication. The parties hereto agree that delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such Loan Document, as the case may be. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Florida Uniform Electronic Transactions Act, or any other similar State laws based on the Uniform Electronic Transactions Act. The Bank may rely on any such electronic signatures without further inquiry.

9.24        USA PATRIOT Act. The Bank hereby notifies the Borrower and Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow such Bank to identify the Borrower and Guarantor in accordance with the PATRIOT Act.

9.25        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

9.26        [Reserved].

[SEPARATE SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
REVOLVING LOAN AGREEMENT

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their respective officers, duly authorized so to do all as of the day and year first above written.

ATTEST:	CNL STRATEGIC CAPITAL B, INC.,
a Delaware corporation

/s/ Tracey Bracco	By:	/s/ Tammy Tipton
Title: Secretary	Name: Tammy Tipton
Title: Authorized Signatory

(Corporate Seal)		BORROWER

FIRST HORIZON BANK

	By:	/s/ Abhi Vyas
Name: Abhi Vyas
Title: SVP & Sr. Commercial Relationship Manager

BANK

Joinder by Guarantor

CNL Strategic Capital, LLC, identified as the Guarantor herein, hereby joins in the execution of this Revolving Loan Agreement for the purposes of agreeing to the matters stated herein which specifically apply to said Guarantor.

CNL STRATEGIC CAPITAL, LLC, a
Delaware limited liability company

By:	/s/ Tammy Tipton
Name: Tammy Tipton
Title: Authorized Signatory

S-1

EXHIBITS TO LOAN AGREEMENT

EXHIBIT “A” - Liens

EXHIBIT “B” – Compliance Certificate

EXHIBIT “C” - Cash Forecast

EXHIBIT “D” – Guarantor’s Insurance

EXHIBIT “E” - Initial Draw Request

EXHIBIT “F” - Final Draw Request

EXHIBIT “A”

Liens

None.

A-1

EXHIBIT “B”

Form of Compliance Certificate

LETTERHEAD OF GUARANTOR

[DATE]

_________________
First Horizon Bank
______________________
______________________
Attention:___________________

Re:	Compliance Certificate

I, _________________, __________________ of CNL Strategic Capital, LLC, certify to First Horizon Bank that the attached financial statements for the YTD period ending ___________ ____, 20__, are correct and complete and present fairly the financial position and results of operations of ____________________ (the “Guarantor”). All such statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

The attached statements include Balance Sheet and Income Statement.

This certification is provided solely to First Horizon Bank under the provision of Section 6.6(b) of the Loan Agreement by and between First Horizon Bank and Borrower.

	Covenant	Actual	In Compliance
			Yes	No

	$_______	______	_____	_____
__________________________________	________	______	_____	_____
__________________________________	_________	______	_____	_____

By signing below, I acknowledge that I have completed the above covenant compliance check, and to the best of my knowledge, except where indicated, the Borrower is in compliance with all of the above covenants and all other affirmative and negative covenants and all other terms of the agreements encompassing the Loan Agreement between First Horizon Bank and Borrower, dated ______________, __________, as same has been or may be amended thereafter (the “Loan Agreement”), and all Loan Documents as defined in the Loan Agreement, and there is no Event of Default under the Loan Agreement or any of the Loan Documents.

CNL STRATEGIC CAPITAL, LLC

By: ____________________
Title: ____________________

EXHIBIT “C”
Cash Forecast

EXHIBIT “D”
Guarantor’s Insurance

B-1

EXHIBIT “E”
Initial Draw Request

CONFIDENTIAL

First Horizon Bank 315 E Robinson Street, Suite 350 Orlando, FL 32801

CNL Strategic Capital, LLC

Initial Draw Request Form

Borrower:	CNL Strategic Capital B, Inc.

Guarantors:	CNL Strategic Capital, LLC.

Initial Draw

Amount:	$[TBD]

Initial Draw

Date:	[TBD]

Today’s Date: [TBD]

Use of Proceeds: Investment in Company XYZ

Supportive

Materials:	the Target Acquisition Company presentation to Guarantor’s investment committee (which shall include without limitation all material information, reports and analysis conducted by or on behalf of Guarantor or Borrowers, including without limitation any materials provided by Levine Liechtman)

B-2

EXHIBIT “F”
Final Draw Request

CONFIDENTIAL

First Horizon Bank 315 E Robinson Street, Suite 350 Orlando, FL 32801

CNL Strategic Capital, LLC

Final Draw Request Form

Borrower:	CNL Strategic Capital B, Inc.

Guarantors:	CNL Strategic Capital, LLC.

Final Draw

Amount:	$[TBD]

Final Draw

Date:	[TBD]

Today’s Date: [TBD]

Use of Proceeds: Investment in Company XYZ

Changes from Initial

Draw Request: None

Supportive

Materials:

1.	the Target Acquisition Company presentation to Guarantor’s investment committee (which shall include without limitation all material information, reports and analysis conducted by or on behalf of Guarantor or Borrowers, including without limitation any materials provided by Levin Liechtman)
2.	Covenant Compliance Concurrence Test (see attached)

B-3